Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 10, 2026, with respect to the financial statements of Symetra Life Insurance Company, and dated April 22, 2026, with respect to the financial statements of Symetra Separate Account SL, both of which are incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Columbus, Ohio
April 24, 2026